Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-191171) on Form S-3 and Registration Statements (Nos. 333-106861, 333-132925, 333-209097, and 333-273570) on Form S-8 of Cavco Industries, Inc. of our reports dated May 24, 2024, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Cavco Industries, Inc., appearing in this Annual Report on Form 10-K of Cavco Industries, Inc. for the ended March 30, 2024.

/s/ RSM US LLP

Phoenix, Arizona
May 24, 2024